As filed with the Securities and Exchange Commission on December 1, 2023
Registration No. 333-266541
Registration No. 333-252258

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-266541
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-252258
UNDER
THE SECURITIES ACT OF 1933

SILVERGATE CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	33-0227337
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4250 Executive Square, Suite 300 La Jolla, California	92037
(Address of Principal Executive Offices, Including Zip Code)	(Zip Code)

Kathleen M. Fraher
Chief Transition Officer
Silvergate Capital Corporation
4250 Executive Square, Suite 300
La Jolla, CA 92037
Telephone: (858) 362-6300
(Name and address, including zip code, and telephone number, inc luding area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

These post-effective amendments (each a “Post-Effective Amendment” and, collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each a “Registration Statement” and, collectively, the “Registration Statements”) filed by Silvergate Capital Corporation, a Maryland corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

●
Registration Statement on Form S-3 (333-266541), filed with the SEC on August 4, 2022, which registered for resale up to 1,145,751 shares of the Registrant’s Class A common stock, par value $0.01 per share (“Common Stock”), of the Registrant that may be offered or sold from time to time; and

●
Registration Statement on Form S-3 (333-252258), filed with the SEC on January 20, 2021, as amended and replaced in its entirety by Post-Effective Amendment No. 1 filed with the SEC on July 28, 2021, which registered an indeterminate number of shares of Common Stock, shares of preferred stock, par value $0.01 per share, debt securities, warrants, units and depository shares of the Registrant that may be offered or sold from time to time.

In light of the Registrant’s inability to file the reports required under the Securities Exchange Act of 1934, as amended, on a timely basis and the delisting of the Common Stock from the New York Stock Exchange, the Registrant has terminated any and all offerings of securities registered pursuant to the Registration Statements. Accordingly, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements, and, in accordance with an undertaking made by the Registrant in Part II, Item 17 of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on December 1, 2023.

SILVERGATE CAPITAL CORPORATION

By:	/s/ Kathleen M. Fraher
	Name:	Kathleen M. Fraher
	Title:	Chief Transition Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.